Exhibit 10.152
AMERICAN AIRLINES GROUP, INC.
SEVERANCE AGREEMENT For Executives
This Severance Agreement (the “Agreement”) is made and entered into by and among Anthony J. Richmond (“Executive”), American Airlines Group, Inc., a Delaware corporation (“Group”), and American Airlines, Inc., a Delaware corporation and a wholly-owned subsidiary of Group (“American” and, together with Group, the “Company”) effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).
R E C I T A L S
A.The Company believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company.
    B.     Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 10 below.
The parties hereto agree as follows:
1.Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. Further, any termination of or changes in the terms or conditions of Executive’s employment shall not affect the covenants set forth in the Restrictive Covenants Agreement (as defined below), which shall remain in full force and effect pursuant to their terms.
3.Covered Termination. If Executive experiences a Covered Termination, and delivers to the Company a general release of all claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination (the “Release Condition”), and continues to comply with the requirements set forth in Section 13, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:
(a)Severance. Executive shall be entitled to receive a severance payment in an amount equal to the sum of (i) eighteen (18) months of Executive’s base salary and (ii) 1.5 times Executive’s target annual bonus assuming achievement of performance goals at target, in each case, at the rate in effect immediately prior to the Termination Date (in each case, without giving effect to any reduction in base salary that gives rise to a Covered Termination for Good Reason), less applicable withholdings. This severance payment shall be made to Executive in substantially equal installments over the eighteen (18) months immediately following the date of the Covered Termination in accordance with the Company’s normal payroll procedures with the first such installment to be made on the first payroll date following the date the Release of Claims becomes effective and irrevocable, provided, that if the Covered Termination occurs after November 1 of any year, the first such installment shall be made on the first payroll date of the subsequent year and, provided further, that, in each case, the first installment shall include any installment payments that would have been made had such installments commenced on the first payroll date after the Covered Termination.
(b)Continued Healthcare. As additional severance, Executive shall be entitled to receive a payment in an amount equal to the product of (i) eighteen (18) multiplied by (ii) the monthly premium for continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s covered dependents based on Executive’s elected healthcare coverage and COBRA premium rates, in each case, in effect as of the Termination Date, payable in a lump sum, less applicable withholdings, no later than the first regular payroll date following the date the Release of Claims becomes effective and irrevocable. Executive acknowledges that Executive shall be solely responsible for all matters relating to any continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums.
(c)Equity Awards. In addition to any accelerated or continued vesting terms under the applicable award agreement, if applicable, each outstanding and unvested equity award, including, without limitation, each restricted stock unit award, held by Executive shall remain outstanding following the Termination Date and continue to vest in accordance with its original vesting schedule during the eighteen (18) month period immediately following the Termination Date without regard to any continued service requirements but, for any performance-based award, subject to the attainment of the performance goals applicable to such award; provided, that the foregoing continued vesting shall solely apply to any shares underlying equity awards that do not vest under the underlying applicable award agreement (after giving effect to any accelerated or continued vesting terms under such agreement).
(d)Travel Privileges. Executive shall be eligible to receive travel privileges for Executive and Executive’s eligible family members, pursuant to the terms and conditions of the Company’s travel policy for officers, as amended from time to time, for the eighteen (18) month period immediately following the Termination Date or, if applicable, the duration specified in Section 5 of this agreement, whichever is greater. Executive’s right to travel privileges shall be subject to all applicable taxes pursuant to the Company’s then existing tax policies, and the Company will not provide any tax gross-up payments to Executive for taxes payable on such travels. The amount of travel privileges used by Executive in one year will not affect the amount of travel privileges Executive is entitled to use in any other year. The right to travel privileges provided in this Agreement is not subject to liquidation, cash out, or exchange for any other taxable or nontaxable benefit.
4.Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination at any time during the period commencing on a Change in Control and ending twenty-four (24) months following the Change in Control, and satisfies the Release Condition and continues to comply with the requirements set forth in Section 13, then in addition to the severance and other benefits Executive may be eligible for set forth in Section 3, each outstanding and unvested equity award including, without limitation, each restricted stock unit award, held by Executive shall automatically become vested and, if applicable, exercisable, and any forfeiture restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the unvested shares underlying the equity award as of the Termination Date; provided that for any performance-based equity awards held by the Executive that vest based on the attainment of performance goals that remain unsatisfied as of immediately before the Termination Date, such performance goals shall be deemed achieved at the greater of target or the expected attainment level based on performance as of the Termination Date (as determined by the Board of Directors of the Company or its Compensation Committee).
5.Travel Privileges on Other Termination. If Executive terminates service as an Executive Vice President of the Company reporting to the Chief Executive Officer for any reason on or after May 1, 2026 other than a termination of employment effected by the Company for Cause and Executive satisfied the Release Condition, then Executive shall be eligible to receive travel privileges for Executive and Executive’s eligible family members, pursuant to the terms and conditions of the Company’s travel policy for officers, as amended from time to time, during the Flight Benefit Period (as defined below). For the purposes hereof, “Flight Benefit Period” shall mean the period commencing on the date Executive terminates service as an Executive Vice President of the Company reporting to the Chief Executive Officer and ending on the anniversary of such termination date determined by multiplying (i) the number of whole years Executive served as an Executive Vice President of the Company reporting to the Chief Executive Officer by (ii) 4, provided, that if the number of whole years Executive served as an Executive Vice President of the Company reporting to the Chief Executive Officer equals or exceeds 5, the Flight Benefit Period shall commence on the termination date and continue for the remainder of Executive’s lifetime. Executive’s right to travel privileges shall be subject to all applicable taxes pursuant to the Company’s then existing tax policies, and the Company will not provide any tax gross-up payments to Executive for taxes payable on such travels. The amount of travel privileges used by Executive in one year will not affect the amount of travel privileges Executive is entitled to use in any other year. The right to travel privileges provided in this Agreement is not subject to liquidation, cash out, or exchange for any other taxable or nontaxable benefit.
6.Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.
7.Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from any and all offices and directorships then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
8.Other Terminations. If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law, the travel privileges under Section 5, and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

9.Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 9 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
10.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)“Cause” means (a) Executive’s willful and continued failure to perform Executive’s duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after written notice of such failure has been given to Executive by the Company and Executive has had a reasonable period (but not more than fifteen (15) days) after receipt of such notice to correct such failure; (b) the unlawful or willful commission by Executive of any act that is dishonest and demonstrably injurious to the Company or any of its subsidiaries in any material respect; (c) the conviction of, or plea of guilty or nolo contendere to, a felony offense by Executive; (d) habitual drug or alcohol abuse that impairs Executive’s ability to perform the essential duties of Executive’s position or the Executive’s possession or use of illegal drugs on the Company’s premises; (e) embezzlement, fraud or any other illegal act against the Company or any illegal act committed in connection with Executive’s performance of Executive’s duties; (f) any material breach by Executive of any material Company policy (other than inadvertent actions taken in good faith), including without limitation the Company’s code of conduct and those policies regarding ethics, unlawful harassment, workplace safety, or workplace discrimination; or (g) a material breach by Executive of any agreement between the Company and Executive, but only if such breach shall continue unremedied for more than fifteen (15) days after written notice thereof is given to Executive by the Company
(b)“Change in Control” means a “Change in Control” as defined in the Company’s 2023 Incentive Award Plan.
(c)“Covered Termination” means the termination of Executive’s employment with the Company effected by the Company other than for Cause or Executive’s resignation of employment with the Company for Good Reason. For the avoidance of doubt, a Covered Termination shall not include Executive’s termination of employment due to death or disability.

(d) “Good Reason” means the occurrence of any of the following without Executive’s written consent: (i) a material adverse alteration by the Company in Executive’s base compensation, which is comprised of base salary and target cash incentive opportunity (except where such reduction to base compensation proportionately affects all similarly situated employees of the Company), position, function, duties or responsibilities; (ii) the relocation of Executive outside of the metropolitan area in which Executive is based; or (iii) a material breach by the Company of any written agreement between Executive and the Company; provided, that no resignation for Good Reason shall be effective unless and until (1) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days after the occurrence thereof, (2) the Company has not cured such acts or omissions that are capable of cure within thirty (30) days of its actual receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than sixty (60) days after the initial existence of the facts or circumstances constituting Good Reason.
(e)“Termination Date” means the date Executive experiences a Covered Termination.
11.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chief Executive Officer.
13.Covenants. As a condition to entering into this Agreement, which provides eligibility to receive benefits under Sections 3, 4 and 5 of this Agreement, Executive must agree to and comply with the requirements set forth in this Section 13. For the avoidance of doubt, the covenants set forth in this Section 13 and the Restrictive Covenants Agreement (as defined below) apply to Executive whether or not Executive receives any benefits under Sections 3, 4 and 5 of this Agreement. Without limiting any other remedy set forth herein or in the Restrictive Covenants Agreement, in the event Executive fails to satisfy the requirements set forth in this Section 13 and the Restrictive Covenants Agreement in any material respect, the Company shall have no obligation to pay or to continue the benefits under Sections 3, 4 and 5 of this Agreement.
(a)Restrictive Covenants. The Company (which as used in this Section 13(a) shall include the Company and any of its affiliates) operates in a highly sensitive and competitive commercial environment. As part of Executive’s employment (which as used in this Section 13(a)

shall include engagement as an independent contractor or other non-employee role as well) with the Company, Executive has been and will continue to be exposed to highly confidential and sensitive information regarding the Company’s business operations, including corporate strategy, pricing, and other market information, know-how, trade secrets, and valuable customer, supplier, and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for and ancillary to the Company’s agreement to enter into this Agreement with Executive, and to protect the goodwill and other legitimate business interests of the Company, Executive shall enter into, and shall abide by, the terms and conditions of the restrictive covenants concerning confidentiality, noncompetition and nonsolicitation contained in Exhibit B attached hereto (the “Restrictive Covenants Agreement”) between Executive and Group, which is hereby incorporated herein by reference. By entering into this Agreement, Executive acknowledges and agrees that Executive has read and understood the Restrictive Covenants Agreement and has had an opportunity to seek the advice of an attorney prior to entering into this Agreement and entering into, or agreeing to enter into, the Restrictive Covenants Agreement.
(b)Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its executive officers to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 13(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(c)Return of Documents and Property. Executive will no later than the Termination Date turn over to the Company all physical or personal property that are the property of the Company and that Executive had in Executive’s possession, custody or control, including, without limitation, Executive’s laptop computer, along with all other equipment and originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or Executive’s agents or representatives. These obligations include the return of any electronic information or data that belongs to the Company.
(d)Clawback Policy. Executive acknowledges that Executive shall remain subject to the Company’s or the Group’s Clawback Policy, as may be amended from time to time, to the extent provided therein or otherwise required by applicable law.
(e)Forfeiture; Repayment. If Executive materially breaches Sections 13(a)-(d) and the Company delivers written notice to Executive of such material breach within ninety (90) days after the Company’s Chief Executive Officer’s first acquires actual knowledge of such material breach, then Executive shall (i) forfeit any and all rights to any future payments or benefits to be made or provided under Sections 3, 4 and 5 of this Agreement and (ii) reimburse the Company for all payments made and the value of all benefits received by Executive and Executive’s dependents (if any) up to and through the date of such breach, with interest at the prime rate published by the Wall Street Journal on the date the Company sends written demand for reimbursement, compounded annually, from the date such payments or benefits were made until the date of repayment
14.Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims,

or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment (excluding any disputes arising under the Restrictive Covenants Agreement), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in Tarrant County, Texas through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and Texas law. A link to the current JAMS employment arbitration rules follows: https://www.jamsadr.com/rules-employment-arbitration/english. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights or arising under the Restrictive Covenants Agreement by Court action instead of arbitration. The parties agree to resolve all disputes excluded from arbitration in a court of competent jurisdiction located in Texas sitting without a jury and each party waives its right to a jury trial in any such dispute.
15.Miscellaneous Provisions.
(a)Section 409A.
(i)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3, 4 and 5 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 15(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(ii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(iv)Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. This Agreement and the agreements and provisions incorporated in this Agreement, including, without limitation, the Restrictive Covenants Agreement and the award agreements and equity plans governing the terms of Executive’s outstanding and unvested equity awards represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding same, whether written or unwritten, or previously approved by the Board of Directors of the Company.
(d)Choice of Law. This Agreement was negotiated, entered into and is performable, in whole or in part, in Tarrant County, Texas. Therefore, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(Signature page follows)

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

    AMERICAN AIRLINES GROUP, INC.

    By: /s/ Michelle Earley
    Title: SVP, Deputy General Counsel
    Date: July 1, 2025

    AMERICAN AIRLINES, INC.

    By: /s/ Michelle Earley
    Title: SVP, Deputy General Counsel
    Date: July 1, 2025

    EXECUTIVE
    /s/ Anthony J. Richmond

    Date: July 1, 2025

EXHIBIT A

RELEASE OF CLAIMS

    This Release of Claims (“Release”) is entered into as of [___________], among Anthony J. Richmond (“Executive”) and American Airlines Group, Inc., a Delaware corporation (“Group”), and American Airlines, Inc., a Delaware corporation and a wholly-owned subsidiary of Group (“American” and, together with Group, the “Company,” and, collectively with Executive, the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(c), below.
1.Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); and any and all other federal, state and local laws, statutes, executive orders, regulations municipal ordinances, common law, and any other jurisdiction worldwide; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)Claims for indemnification under any indemnification agreement with the Company, the Company’s Bylaws, any other applicable law or the Company’s directors and officers liability insurance policy; and
(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive has the right to consult with an attorney before signing this Release;
(ii)Executive has been given at least twenty-one (21) days to consider this Release;
(iii)Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by that certain Severance Agreement among the Parties (the “Severance Agreement”) unless and until such seven (7) day period has expired. If Executive wishes to revoke this

Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to [_______].
2.Executive Representations. Executive represents and warrants that:
(a)Executive has returned to the Company all Company property in Executive’s possession;
(b)Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment and any accrued, unused vacation earned through such date, and any payments that become due under the Severance Agreement;
(c)During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law; and
(d)Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.
3.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
4.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of Texas, including all matters of construction, validity and performance, without regard to conflicts of law principles.
5.Integration Clause. This Release and the Severance Agreement contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.
6.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

7.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

    IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

AMERICAN AIRLINES GROUP, INC.
By:
Title:
Date:

AMERICAN AIRLINES, INC.
By:
Title:
Date:

EXECUTIVE

Date:

EXHIBIT B
RESTRICTIVE COVENANTS AGREEMENT
    This Restrictive Covenants Agreement (“Restrictive Covenants Agreement”) is entered into by and between American Airlines Group, Inc. on behalf of itself, its subsidiaries, and other affiliates (collectively referred to herein as the “Company”), and Anthony J. Richmond (“Executive”), as of July 1, 2025 (the “Effective Date”), as consideration for and ancillary to the Company’s agreement to enter into the severance agreement to which this Restrictive Covenants Agreement is attached (the “Severance Agreement”), and to protect the goodwill and other legitimate business interests of the Company.
1.Confidentiality. In furtherance of Executive’s job duties, the Company agrees to provide Executive with access to and use of certain of the Company’s confidential or proprietary information that the Company deems necessary and reasonable for Executive to perform Executive’s job duties, Executive agrees to safeguard the confidentiality of such information, and to not use or disclose any of the Company’s confidential or proprietary information without the Company’s written approval, except as reasonably necessary to carry out Executive’s job duties. For the avoidance of doubt, the foregoing restrictions shall not apply to information that is or becomes generally known in the public through lawful means, and not through a breach of this Restrictive Covenants Agreement or other legal or contractual obligation. In addition, Executive acknowledges that Executive continues to be bound by the confidentiality provisions contained in the Company’s Standards of Business Conduct, the terms and conditions of which are incorporated herein by reference. Nothing herein shall be deemed to limit in any way Executive’s obligations under the Company’s Standards of Business Conduct. In the event of any conflict between the terms hereof and the terms of the Company’s Standards of Business Conduct, the more restrictive terms shall prevail. For the avoidance of doubt, nothing in this Restrictive Covenants Agreement or the Company’s Standards of Business Conduct will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Executive acknowledges receipt of notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
2.Non-Competition; Non-Solicitation.
(a)Executive acknowledges that during the course of Executive’s employment (which as used in this Restrictive Covenants Agreement shall include engagement as an independent contractor or other non-employee role as well) with the Company, Executive has and shall become familiar with the Company’s corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier and employee relationships, and with other confidential or proprietary information concerning the Company, and that Executive’s services shall be of special, unique and extraordinary value to the Company. Executive also acknowledges that the Company’s business, through (A) the location of its customers and facilities and (B) the area in which its services are offered, is international in scope and extends worldwide. Accordingly, Executive agrees that, during Executive’s employment with the Company and for eighteen (18) months thereafter (unless some longer period is specified in any other agreement between Executive and the Company) (the “Noncompete Period”), Executive shall not directly or indirectly: (i) own any interest in, manage, control, or in any other manner engage in, or take significant steps to engage in, any Competing Business (as defined on Annex 1 to this Agreement), provided nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of the stock of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation, or (ii) be employed by, consult with, or render services to any Competing Business, whether as an employee, consultant, contractor, advisor, member, director, or otherwise, in a role that is similar to any role Executive held at any time while employed by the Company, that is executive or managerial in nature, or in which Executive could reasonably be expected to use or disclose any of confidential or proprietary information of the Company, in either case (i) or (ii), in any state, country and area where the Company conducts business during Executive’s employment with the Company or has material plans to conduct business as of the termination of such employment (the “Geographic Area”). The foregoing restrictions shall be binding only to the extent permissible under Rule 5.06 of the Texas Disciplinary Rules of Professional Conduct and any other state’s similar rules of professional conduct that may be applicable to Executive. For the avoidance of doubt, the parties acknowledge and agree that following Executive’s employment with the Company, Executive shall not be precluded from engaging in the practice of law at a law firm or otherwise, provided such engagement does not entail or require Executive to serve in whole or in part in a non-legal business role for any Competing Business, and subject at all times to Executive’s ongoing professional responsibilities and confidentiality obligations. Executive acknowledges and agrees that certain in-house legal roles are key roles that innately require service in both a legal and non-legal capacity, and, therefore, Executive agrees not to engage in such roles for any Competing Business during the Noncompete Period.

(b)During Executive’s employment with the Company and for twenty-four (24) months thereafter (the “Non-Solicit Period”), Executive shall not directly or indirectly through another individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, unincorporated organization or other entity or group (A) solicit for employment or hire, employ or hire, or otherwise induce or attempt to induce any employee, consultant or other service provider of the Company to leave the employ or engagement of the Company, or in any way interfere with the relationship between the Company and any employee, consultant, or other service provider thereof, (B) solicit the business of or offer or provide services that are similar to the Company’s services to any of the Company’s customers, or (C) induce or encourage any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company) in the Geographic Area; provided, that the foregoing shall be limited to such employees, consultants, service providers, customers, suppliers, licensees, licensors or other business relations with which Executive had business dealings or about whom or which Executive acquired information or had access to the Company’s confidential information about the customer, employee, consultant, service provider, suppliers, licensee or licensor during Executive’s employment with the Company.
3.Enforcement. If, at the time of enforcement of Sections 1 or 2, a court or other governing body shall hold that the limitations as to time, geographic area or scope of activity stated herein are unreasonable under circumstances then existing, Executive agrees that the maximum limitations as to time, geographic area or scope of activity that are reasonable under such circumstances shall be substituted for the stated limitations and that the court or other governing body shall reform the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in Sections 1 and 2 are reasonable and necessary for the protection of the Company’s confidential information, goodwill and other legitimate business interests. Executive acknowledges that any breach or threatened breach of the provisions of Sections 1 or 2 would cause the Company irreparable harm. Accordingly, in addition to other rights and remedies existing in its favor, the Company shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of an alleged breach or violation of Section 1 or 2 by Executive, the Noncompete Period or Non-Solicit Period, as applicable, shall be tolled until such breach or violation has been duly cured and the Noncompete Period or Non-Solicit Period, as applicable, shall be extended by the period of time during which Executive was in breach of the restrictive covenants. The parties agree that because the Company is based in Texas and this Restrictive Covenants Agreement was negotiated, entered into and is performable in whole or in part in Texas, the laws of the State of Texas shall govern this Restrictive Covenants Agreement.
4.No Restriction on Earning a Living. By Executive’s entrance into the Severance Agreement and this Restrictive Covenants Agreement, Executive hereby acknowledges that the provisions of this Restrictive Covenants Agreement do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive hereby acknowledges that the potential harm to the Company of non-enforcement of this Restrictive Covenants Agreement outweighs any harm to Executive of enforcement (by injunction or otherwise) of this Restrictive Covenants Agreement against Executive.
5.Breach. If at any time before or after the date Executive’s employment or other service relationship with the Company is terminated, Executive breaches any of the obligations under this Restrictive Covenants Agreement, then, in addition to all other legal and equitable remedies available to the Company, the Company may, by delivery of written notice to Executive within ninety (90) days after its actual knowledge of such breach, terminate Executive’s right to receive any unpaid severance benefits and any unvested portion of any equity awards, require the repayment of any severance benefits previously paid and elect to purchase all or any portion of the Company common stock issued to Executive (to the extent not previously repurchased) upon vesting or exercise of an equity award at a price per share equal to the lower of fair market value as of the date of repurchase or the original purchase price paid by Executive. In the event Executive disposes of the shares of Company common stock acquired upon vesting or exercise of equity awards prior to the Company exercising its repurchase right pursuant to the preceding sentence, then Executive agrees to, within 10 days after receiving the Company’s written notice in accordance with this Section 5, remit to the Company an amount equal to the fair market value of the shares of Company common stock so disposed, calculated as of the date Executive disposed of the shares of Company common stock. Each written notice in accordance with this Section 5 will identify the shares of Company common stock to be acquired from Executive, the repurchase price of such Company common stock and the time and place for the closing of the transaction. At the closing, the Company shall pay the repurchase price to Executive, and Executive shall transfer the shares of Company common stock being repurchased to the Company or the fair market value of such shares of Company common stock as of the date Executive disposed of them, as applicable. Executive hereby appoints the Company as Executive’s attorney-in-fact to facilitate and effect any such repurchase.
(Signature page follows)

IN WITNESS WHEREOF, the Company and Executive have executed this Restrictive Covenants Agreement as of the Effective Date above.

    AMERICAN AIRLINES GROUP, INC.

    By: /s/ Michelle Earley
    Title: SVP, Deputy General Counsel
    Date: July 1, 2025

    AMERICAN AIRLINES, INC.

    By: /s/ Michelle Earley
    Title: SVP, Deputy General Counsel
    Date: July 1, 2025

    EXECUTIVE
    /s/ Anthony J. Richmond

    Date: July 1, 2025

Annex 1
to
Restrictive Covenants Agreement
Competing Business Definition
Intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)